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                          CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion of our report dated July 15, 1997 on our audit of the financial statements and financial highlights of the SEI Institutional Investments Trust, comprised of the Large Cap Fund, Small Cap Fund, Core Fixed Income Fund and International Equity Fund, as of May 31, 1997 with respect to this Post-Effective Amendment No. 2 to the Registration Statement (No. 33-58041) under the Securities Act of 1933 on Form N-1A. We also consent to the reference to our Firm under the headings "Financial Highlights" and "Counsel and Independent Accountants" in the Prospectus and under the headings "Experts" and "Financial Statements" in the Statement of Additional Information.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 26, 1997